CUMBERLAND RESOURCES LTD.

2005	Notice of Annual General Meeting of Shareholders
ANNUAL	Information Circular
GENERAL	Form of Proxy and Notes
MEETING	Financial Statement Request Form
Audited Financial Statements and MD&A

Place:	Hyatt Regency Hotel – Georgia A Room 2nd Floor, 655 Burrard Street Vancouver, British Columbia
Time:	2:00 p.m. (Vancouver time)
Date:	Thursday, June 9, 2005

CUMBERLAND RESOURCES LTD.

CORPORATE DATA	Head Office Suite 950 505 Burrard Street Vancouver, British Columbia V7X 1M4

Directors & Officers

Walter T. Segsworth, Chairman and Director

Kerry Curtis, President C.E.O. and Director

Michael Carroll, C.F.O. and Secretary

Brad Thiele, Vice-President, Meadowbank Development

Richard Colterjohn, Director

Glen Dickson, Director

Jonathan A. Rubenstein, Director

J. Michael Kenyon, Director

Abraham Aronowicz, Director

Registrar & Transfer Agent Computershare Trust Company of Canada 510 Burrard Street, 4th Floor Vancouver, B.C. V6C 3B9
Legal Counsel Gowling Lafleur Henderson LLP Barristers & Solicitors PO Box 49122, Suite 2300 1055 Dunsmuir Street Vancouver, B.C. V7X 1J1
Auditor Ernst & Young, Chartered Accountants 2200 – 700 West Georgia Street Vancouver, British Columbia V7Y 1C7
Listing Toronto Stock Exchange American Stock Exchange Symbol “CLG”

CUMBERLAND RESOURCES LTD.

950 – 505 Burrard Street

Vancouver, BC  V7X 1M4

(604) 608-2557

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual General Meeting of the Shareholders of Cumberland Resources Ltd. (hereinafter called the “Company”) will be held in the Georgia A Room of the Hyatt Regency Hotel at 2nd Floor, 655 Burrard Street, Vancouver, British Columbia, on Thursday, the 9th day of June, 2005 at the hour of 2:00 in the afternoon (local time), for the following purposes:

1.

To receive the audited financial statements of the Company for the fiscal year ended December 31, 2004 (with comparative statements relating to the preceding fiscal period) together with the report of the auditors therein;

2.

To fix the number of directors at seven (7);

3.

To elect two (2) directors and fix their terms;

4.

To appoint the auditors; and

5.

To transact such further or other business as may properly come before the meeting or any adjournment or adjournments thereof.

Accompanying this Notice is an Information Circular, a form of Proxy and a Financial Statement Request Form.  The accompanying Information Circular provides information relating to the matters to be addressed at the meeting and is incorporated into this Notice.  The Company will have copies of its audited financial statements for the fiscal year ended December 31, 2004, including Management’s Discussion and Analysis of Operating Results, available for review at the Meeting.

Shareholders are entitled to vote at the Meeting either in person or by proxy.  Those who are unable to attend the Meeting are requested to read the notes to the enclosed form of Proxy and then to, complete, sign and mail the enclosed form of Proxy in accordance with the instructions set out in the Proxy and in the Information Circular accompanying this Notice.

DATED at Vancouver, British Columbia, this 25th day of April, 2005.

BY ORDER OF THE BOARD

(signed) “Kerry M. Curtis”

President, CEO and Director

CUMBERLAND RESOURCES LTD.
950 – 505 Burrard Street

Box 72, One Bentall Centre

Vancouver, BC  V7X 1M4

INFORMATION CIRCULAR

(Containing information as at April 25, 2005 unless indicated otherwise)

SOLICITATION OF PROXIES

This Information Circular is furnished in connection with the solicitation of proxies by the management of Cumberland Resources Ltd. (the “Company”) for use at the Annual General Meeting of Shareholders of the Company (and any adjournment thereof) to be held on Thursday, June 9, 2005 (the “Meeting”) at the time and place and for the purposes set forth in the accompanying Notice of Meeting.  While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally or by telephone by the directors, officers and regular employees of the Company at nominal cost.  All costs of solicitation by management will be borne by the Company.

In addition, the Company has retained Allen Nelson & Co., a proxy solicitation firm based in Seattle, Washington, as the soliciting agent to assist in the solicitation of proxies for use at the Meeting.  For such services, the Company will pay Allen Nelson & Co. a fee estimated at US$4,000, and will reimburse it for its mailing costs and reasonable out of pocket expenses.

The contents and the sending of this Information Circular have been approved by the directors of the Company.

APPOINTMENT OF PROXYHOLDER

The individuals named in the accompanying form of proxy are directors of the Company.  A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A SHAREHOLDER) TO REPRESENT HIM AT THE MEETING HAS THE RIGHT TO DO SO, EITHER BY STROKING OUT THE NAMES OF THOSE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY AND INSERTING THE DESIRED PERSON’S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY OR BY COMPLETING ANOTHER FORM OF PROXY.  A proxy will not be valid unless the completed form of proxy is received by Computershare Trust Company of Canada (the “Transfer Agent”), Proxy Dept. of 100 University Avenue, 9th Floor, Toronto, ON  M5J 2Y1 not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting or any adjournment thereof.

REVOCATION OF PROXIES

A shareholder who has given a proxy may revoke it by an instrument in writing executed by the shareholder or by his attorney authorized in writing or, where the shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivered either to the registered office of the Company, at Suite 2300, 1055 Dunsmuir Street, Vancouver, British Columbia, V7X 1J1 at any time up to and including the last business day preceding the day of the Meeting, or if adjourned, any reconvening thereof, or to the Chairman of the Meeting on the day of the Meeting or, if adjourned, any reconvening thereof or in any other manner provided by law.  A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

INFORMATION FOR NON-REGISTERED SHAREHOLDERS

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting.  Most shareholders of the Company are “non-registered” shareholders because the shares they own are not registered in their names but are instead registered in the names of a brokerage firm, bank or other intermediary or in the name of a clearing agency.  Shareholders who do not hold their shares in their own name (referred to herein as “Beneficial Shareholders”) should note that only registered shareholders may vote at the Meeting.  If common shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those common shares will not be registered in such shareholder’s name on the records of the Company.  Such common shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker.  In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities, which company acts as nominee for many Canadian brokerage firms).  Common shares held by brokers (or their agents or nominees) on behalf of a broker’s client can only be voted (for or against resolutions) at the direction of the Beneficial Shareholder.  Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the brokers’ clients.  Therefore, each Beneficial Shareholder should ensure that voting instructions are communicated to the appropriate person well in advance of the Meeting.

In accordance with National Instrument 54-101 of the Canadian Securities Administrators, the Company has distributed copies of the Notice of Meeting, this Information Circular and the Proxy to the clearing agencies and intermediares for onward distribution to Beneficial Shareholders.

Existing regulatory policy requires brokers and other intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings.  The various brokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their common shares are voted at the Meeting.  Often the form of proxy supplied to a Beneficial Shareholder by its broker is identical to the form of proxy provided by the Company to the registered shareholders.  However, its purpose is limited to instructing the registered shareholder (ie. the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder.  The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communications Services (“ADP”).  ADP typically prepares a machine-readable voting instruction form, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the forms to ADP, or otherwise communicate voting instructions to ADP (by way of the internet or telephone, for example).  ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of common shares to be represented at the Meeting.  A Beneficial Shareholder who receives an ADP voting instruction form cannot use that form to vote common shares directly at the Meeting.  The voting instruction form must be returned to ADP (or instructions respecting the voting of common shares must be communicated to ADP) well in advance of the Meeting in order to have the common shares voted.

All references to shareholders in this Information Circular and the accompanying form of Proxy and Notice of Meeting are to shareholders of record unless specifically stated otherwise.

VOTING OF PROXIES

The shares represented by a properly executed proxy in favour of persons proposed by Management as proxyholders in the accompanying form of proxy will:

(a)

be voted or withheld from voting in accordance with the instructions of the person appointing the proxyholder on any ballot that may be taken; and

(b)

where a choice with respect to any matter to be acted upon has been specified in the form of proxy, be voted in accordance with the specification made in such proxy.

ON A POLL SUCH SHARES WILL BE VOTED IN FAVOUR OF EACH MATTER FOR WHICH NO CHOICE HAS BEEN SPECIFIED OR WHERE BOTH CHOICES HAVE BEEN SPECIFIED BY THE SHAREHOLDER.

The enclosed form of proxy when properly completed and delivered and not revoked confers discretionary authority upon the person appointed proxy thereunder to vote with respect to amendments or variations of matters identified in the Notice of Meeting, and with respect to other matters which may properly come before the Meeting.  In the event that amendments or variations to matters identified in the Notice of Meeting are properly brought before the Meeting or any further or other business is properly brought before the Meeting, it is the intention of the persons designated in the enclosed form of proxy to vote in accordance with their best judgment on such matters or business.  At the time of the printing of this Information Circular, the management of the Company knows of no such amendment, variation or other matter which may be presented to the Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

Authorized Capital:

unlimited common shares without par value
Issued and Outstanding:

54,973,941(1) common shares without par value

(1)

As at April 25, 2005

Only shareholders of record at the close of business on May 9, 2005, (the “Record Date”) who either personally attend the Meeting or who have completed and delivered a form of proxy in the manner and subject to the provisions described above shall be entitled to vote or to have their shares voted at the Meeting.

On a show of hands, every individual who is present and is entitled to vote as a shareholder or as a representative of one or more corporate shareholders, or who is holding a proxy on behalf of a shareholder who is not present at the Meeting, will have one vote, and on a poll every shareholder present in person or represented by a proxy and every person who is a representative of one or more corporate shareholders, will have one vote for each common share.

To the knowledge of the directors and senior officers of the Company, the only persons or companies who beneficially own, directly or indirectly or exercise control or direction over shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company are:

Name	No. of Shares	Percentage
Kinross Gold Corporation 52nd Floor, 40 King Street West Toronto, ON M5H 3Y2	7,857,700(1)	14.3%

(1)

As at April 25, 2005.

ELECTION OF DIRECTORS

The Board of Directors of the Company presently consists of seven directors.  The term of office of two of the present directors expires at the Annual General Meeting.  In June of 2004, two current directors were re-elected to office for a term of three years each.  The persons named below will be presented for election at the meeting as management’s nominees and the persons named in the accompanying form of proxy intend to vote for the election of these nominees.  Management does not contemplate that any of these nominees will be unable to serve as a director.

(a)

Walter T. Segsworth, for a term of 3 years of office from the date of the Annual General Meeting; and

(b)

Richard Colterjohn for a term of 3 years of office from the date of the Annual General Meeting.

Each director elected will hold office for one year or for such longer term as may be fixed by ordinary resolution of the shareholders, or until his successor is elected or appointed, unless his office is earlier vacated in accordance with the Articles of the Company, or with the provisions of the Business Corporations Act (British Columbia).  The shareholders will be asked at the Annual General Meeting to pass ordinary resolutions fixing the terms of office of the directors nominated at three years from the date of the Annual General Meeting.

The shareholders will be asked to approve ordinary resolutions to determine the number of directors for the ensuing year at seven (7) and to elect two (2) directors to fill the vacancies of two (2) directors whose terms expire at the Annual General Meeting.  The following table and notes thereto sets out the names of each person proposed to be nominated by management for election as a director, the province or state, as applicable, and country of residence, all offices of the Company now held by him, his principal occupation, the period of time for which he has been a director of the Company, and the number of common shares of the Company beneficially owned by him, directly or indirectly, or over which he exercises control or direction, as at the date hereof as well as the directors of the Company who will be continuing as directors.

Nominees for Election as Directors

Name, Position, Province or State, and Country of Residence(1)	Principal Occupation (1)	Previous Service as a Director	Number of Common Shares beneficially owned or directly or indirectly controlled(2)
Richard Colterjohn(3)(4)(5) Director Toronto, ON Canada	Managing Partner, Glencoban Capital Management Inc., a merchant banking firm.	5-June-2003	Nil
Walter T. Segsworth(4) Chairman & Director West Vancouver, B.C. Canada	Professional Mining Engineer.	09-May-2002	10,000
Continuing Directors
Name, Position, Province or State, and Country of Residence(1)	Principal Occupation and, If Not at Present an Elected Director, Occupation During the Past 5 Years(1)	Previous Service as a Director	Number of Common Shares beneficially owned or directly or indirectly controlled(2)
Kerry M. Curtis President, C.E.O. & Director Richmond, B.C. Canada	President and Chief Executive Officer of the Company.	17-Oct-2002	39,000
Glen D. Dickson Director North Vancouver, B.C. Canada	Chairman and CEO of Gold-Ore Resources Ltd.	07-May-1993	21,815
Jonathan A. Rubenstein(3)(5) Director Vancouver, B.C. Canada	Vice-President, Corporate Secretary and Director of Canico Resource Corp.	20-May-1983	25,000
J. Michael Kenyon(5) Director Vancouver, B.C. Canada	Geologist; President, CEO and Director of Canico Resource Corp.	05-Dec-1979	296,064 (6)
Abraham I. Aronowicz(3)(4) Director Vancouver, BC Canada	Independent Businessman; President of EMTWO Properties Inc., a real estate company.	09-Jun-1994	4,301,214

NOTES:

(1)

The information as to country of residence and principal occupation, not being within the knowledge of the Company, has been furnished by the respective directors individually.

(2)

The information as to common shares beneficially owned or over which a director exercises control or direction, not being within the knowledge of the Company, has been furnished by the respective directors individually.

(3)

Denotes member of Audit Committee.

(4)

Denotes member of Compensation Committee.

(5)

Denotes member of the Corporate Governance Committee.

(6)

127,000 common shares are held indirectly through JMK Holdings Ltd., a wholly owned company of Mr. Kenyon.

AUDIT COMMITTEE

Under Multilateral Instrument 52-110 – Audit Committees (“MI 52-110”), companies are required to provide disclosure with respect to their audit committee including the text of the audit committee’s charter, composition of the audit committee and the fees paid to the external auditor.  This information is provided in the Company’s annual information form (“AIF”) dated March 31, 2005 under “Audit Committee”.  The AIF is available for review by the public on the SEDAR website located at www.sedar.com “Company Profiles – Cumberland Resources Ltd.”.  Management of the Company strongly encourages its shareholders to review the AIF.

STATEMENT OF EXECUTIVE COMPENSATION

“Named Executive Officers” (each an “NEO”) means the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) of the Company, or if the Company does not have a CFO, an individual which acted in a similar capacity, regardless of the amount of compensation of that individual, each of the Company’s three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers at the end of the most recent financial year and whose total salary and bonus amounted to $150,000 or more.  In addition, disclosure is also required for any individuals whose total salary and bonus during the most recent financial year was $150,000 whether or not they are an executive officer at the end of the financial year.

The Company currently has three NEO’s, Mr. Kerry Curtis, the CEO, Mr. Michael Carroll, the CFO and Corporate Secretary and Mr. Brad Thiele, the Vice-President, Meadowbank Development of the Company.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year(1)	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Securities Under Options granted (#)(2)	Shares or Units Subject to Resale Restric-tions ($)	LTIP Payouts ($)	All Other Compen- sation ($)
Kerry M. Curtis President & Chief Executive Officer	2004 2003 2002	175,000 166,208 120,000	-- 30,000 15,000	-- -- 30,000(3)	180,000 185,000 90,000	N/A N/A N/A	N/A N/A N/A	-- -- --
Michael L. Carroll Chief Financial Officer	2004 2003 2002	150,000 87,500 N/A	-- 10,000 N/A	-- -- N/A	120,000 245,000 N/A	N/A N/A N/A	N/A N/A N/A	2,585(4) 22,133(4) N/A
Brad Thiele Vice-President, Meadowbank Development	2004 2003 2002	100,000 Nil Nil	-- 20,000 --	-- -- --	170,000 45,000 80,000	N/A N/A N/A	N/A N/A N/A	52,650(5) 157,300(5) 151,775(5)

Notes:

(1)

Financial years ended December 31.

(2)

Figures represent options granted during a particular year; see “Aggregate Option” table for the aggregate number of options outstanding at year end.

(3)

Mr. Curtis was appointed Interim President and CEO on October 17, 2002.  Additional compensation paid to Mr. Curtis for acting as interim President.

(4)

Relocation costs.

(5)

Consulting fees.

Long Term Incentive Plan

A long term incentive plan (“LTIP”) is any plan providing compensation intended to motivate performance over a period greater than one financial year.  A LTIP does not include option or stock appreciation rights plans or plans for compensation through shares or units that are subject to restrictions on resale.  The Company did not have a LTIP during the recently completed fiscal year ended December 31, 2004.

Stock Appreciation Rights

A stock appreciation right (“SAR”) is a right granted by an issuer or any of its subsidiaries as compensation for employment services or office to receive cash or an issue or transfer of securities based wholly or in part on changes in the trading price of the issuer’s shares.  No SARs were granted to or exercised by the Named Executive Officers during the recently completed fiscal year ended December 31, 2004.

Option Grants During the Most Recently Completed Financial Year

The following table sets forth information concerning grants of stock options during the financial year ended December 31, 2004 to the Named Executive Officers pursuant to the rules and policies of the Toronto Stock Exchange (the “Exchange”) and in accordance with the provisions of the Business Corporations Act (British Columbia) and the Regulations thereunder.

NEO Name	Securities Under Options Granted (#)	% of Total Options Granted to Employees in Financial Year(1)	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Options on the Date of Grant ($/Security)	Expiration Date
Kerry M. Curtis	180,000	15.58%	$2.02	$2.02	07-30-09
Michael L. Carroll	120,000	10.39%	$2.02	$2.02	07-30-09
Brad Thiele	50,000 120,000	4.33% 10.39%	$1.85 $2.02	$1.85 $2.02	04-29-09 07-30-09

(1)

Percentage of all of the Company’s options granted during the last fiscal year, including those granted to directors.

Aggregated Option Exercises During The Most Recently Completed Financial Year and Financial Year-End Option Values

The following table sets forth details of all exercises of stock options during the last financial year ended December 31, 2004, by the Named Executive Officers and the financial year-end value of unexercised options on an aggregated basis:

NEO Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)(1)	Unexercised Options at Financial Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Financial Year-End ($)(2) Exercisable/ Unexercisable
Kerry M. Curtis	20,000	$9,000	365,000 / 90,000	Nil / Nil
Michael L. Carroll	Nil	N/A	205,000 / 160,000	Nil / Nil
Brad Thiele	Nil	N/A	197,500 / 97,500	$10,875 / $5,625

(1)

Value using the closing price of common shares of the Company on the Exchange on the date of exercise, less the exercise price per share.

(2)

Value using the closing price of common shares of the Company on the Exchange on December 31, 2004, being the last trading day of the Company’s shares for the financial year, of $2.00 per share, less the exercise price per share.

Option Repricings

No stock options held by the Named Executive Officers were repriced during the last financial year.

Pension Plans

The Company does not provide retirement benefits for directors or executive officers.

Termination of Employment, Change in Responsibilities and Employment Contracts

The Company is currently a party to formal employment agreements dated December 1, 2003 (the “Formal Agreements”) with each of Kerry Curtis, the President and Chief Executive Officer of the Company, Michael Carroll, the Chief Financial Officer and Corporate Secretary of the Company and Brad Thiele, the Vice President of Meadowbank Development of the Company.  The Formal Agreements establish the terms and conditions under which the Company would compensate Messrs. Curtis, Carroll and Thiele in their roles as President and Chief Executive Officer, Chief Financial Officer and Corporate Secretary and Vice President of Meadowbank Development, respectively, including their annual salary, option issuances, employee benefit entitlements, special cash bonus incentives upon completion of certain objectives with respect to the Company’s Meadowbank Gold Project (the “Meadowbank Bonuses”), termination benefits and, in the case of Mr. Carroll, monies to be paid in connection with relocating.

The termination benefits provided for in the Formal Agreements include the following:

  a severance payment, in lieu of notice, equal to two years’ annual salary plus two times the average cash bonus received by the employee (excluding the Meadowbank Bonuses) during the three preceding years; and
  in the case of all vested options, extending the exercise period from 30 days after the date of termination to the earlier of the original expiry date or three years from the date of termination.

In the case of either a termination or resignation for good cause following a takeover of control, the Formal Agreements provide additional termination benefits, including:

  two year continuation of specified employee benefits;
  acceleration of Meadowbank Bonuses based on specified thresholds; and
  in the case of options held by the employee, removal of all vesting provisions and the elimination of any otherwise applicable accelerated exercise period.

Composition of the Compensation Committee

The Company’s Compensation Committee is comprised of three unrelated directors, Mr. Richard Colterjohn, Mr. Walter Segsworth and Mr. Abraham Aronowicz.  Mr. Segsworth is the non-executive Chairman of the Company.

Report on Executive Compensation

The Company’s principal goal is to create value for its shareholders.  The Company’s compensation philosophy is based on the objectives of linking the interests of the executive officers with both the short and long-term interests of the Company, of linking executive compensation to the performance of the Company and the individual and of compensating executive officers at a level and in manner that ensures the Company is capable of attracting, motivating and retaining individuals with exceptional executive skills.

The Company’s executive compensation program is administered by the Compensation Committee (the “Committee”) of the board of directors.  The Committee has, as part of its mandate, primary responsibility for making recommendations for approval by the board of directors with respect to the appointment and remuneration of executive officers of the Company.  The Committee also evaluates the performance of the Company’s senior executive officers and reviews the design and competitiveness of the Company’s compensation plans.  The Committee held four formal meetings during 2004.

Executive Compensation

The executive compensation program is designed to encourage, compensate and reward employees on the basis of individual and corporate performance, both in the short and the long term.  Base salaries are competitive with corporations of a comparable size and stage of development within the gold mining industry, thereby enabling the Company to compete for and retain executives critical to the Company’s long term success.  Incentive compensation is directly tied to corporate and individual performance.  Share ownership opportunities are provided to align the interests of executive officers with the longer term interests of shareholders.  Compensation for each of the Named Executive Officers consists of a base salary, along with annual incentive compensation in the form of a performance based bonus, and a longer term incentive in the form of stock options.

Base Salary

The Committee approves ranges for base salaries for employees at all levels of the Company based on reviews of market data from peer companies in the mineral exploration industry.  The level of base salary for each employee within a specified range is determined by the level of past performance, as well as by the level of responsibility and the importance of the position to the Company.

The Chairman of the Committee prepares recommendations for the Committee with respect to the base salary to be paid to the Chief Executive Officer, Chief Financial Officer and the Vice-President, Meadowbank Development.  The Committee’s recommendations for such base salaries are then submitted for approval by the board of directors of the Company.

Annual Bonus

Senior managers as well as other key employees/consultants of the Company are eligible for an annual incentive bonus.  The aggregate bonus amount paid to any individual is subject to the approval of the board of directors and is based on a combination of individual performance and the corporate performance of the Company.

The corporate performance of the Company, as assessed by the board of directors, determines a significant portion of the aggregate amount of bonus to be paid by the Company to all senior managers in respect of a fiscal year.  The remaining portion is based on the individual performance of the applicable senior manager.

The aggregate amount of bonus to be paid to each bonus eligible employee/consultant will vary with the degree to which the targeted corporate performance of the Company was achieved for the year. In addition, the individual job performance of each bonus eligible employee/consultant is also evaluated in arriving at the aggregate amount of bonus to be paid.

The Chairman of the Committee prepares recommendations for the Committee with respect to the bonuses to be paid to each bonus eligible employee/consultant including, the Chief Executive Officer and President, the Chief Financial Officer and Corporate Secretary and the Vice-President, Meadowbank Development.  The Committee then submits such bonus recommendations to the board of directors of the Company for its approval.

No bonuses were paid by the Company for 2004.

Stock Options

The Stock Option Plan is designed to give each option holder an interest in preserving and maximizing shareholder value in the longer term, to enable the Company to attract and retain individuals with experience and ability and to reward individuals for current performance and expected future performance.  The Committee considers stock option grants when reviewing executive officer compensation packages as a whole.

The Committee has sole discretion to determine the key employees/consultants to whom it recommends that grants be made and to determine the terms and conditions of the options forming part of such grants.  The Committee approves ranges of stock option grants for all key employees/consultants.  Individual grants are determined by an assessment of an individual’s current and expected future performance, level of responsibilities and the importance of the position to the Company.

The number of stock options which may be issued under the Stock Option Plan in the aggregate and in respect of any fiscal year is limited under the terms of the Stock Option Plan and cannot be increased without shareholder approval.

Other Compensation

In addition to the base salary, annual bonus and stock option issuances, the Company has established a special cash bonus incentive that is triggered by the completion of certain objectives with respect to the Company’s Meadowbank gold project (the “Meadowbank Bonus”).  As noted under “Termination of Employment, Change in Responsibilities and Employment Contracts” the Meadowbank Bonus currently applies only to Messrs. Curtis, Carroll and Thiele, however the Company may, in future negotiations with key employees, include the Meadowbank Bonus to such employees’ employment contract.

The foregoing report has been furnished by Richard Colterjohn, Abraham Aronowicz and Walter Segsworth as of April 25, 2005.

Performance Graph

The following graph compares the total cumulative shareholder return for $100 invested in common shares of the Company on December 31, 1999 with the cumulative total return of the S&P/TSX Composite Index.

Comparison of Five-Year Cumulative Total Shareholder Return on Common Shares of the Company and the S&P/TSX Composite Index

	Dec. 31 1999	Dec. 31 2000	Dec. 31 2001	Dec. 31 2002	Dec. 31 2003	Dec. 31 2004
Cumberland	100	45	47	166	240	111
S&P/TSX Composite Index	100	107	94	82	104	119

Compensation of Directors

The Company does not currently compensate its directors in their capacities as such but may decide to do so in future.  Incentive stock options to certain of the Company’s directors may be granted during the fiscal year, the details of which are set out in the following tables.

The following stock options were granted to the directors of the Company who were not Named Executive Officers, as a group, during the last financial year ended December 31, 2004:

Option Grants in Last Financial Year to Directors Who are Not Named Executive Officers
(as a group)

Name	Securities Under Options Granted (#)	% of Total Options Granted to Employees in Financial Year(1)	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Options on the Date of Grant ($/Security)	Expiration Date
Directors who are not Named Executive Officers (7)	390,000 (2)	33.77%	$2.02	$2.02	07-30-09

(1)

Percentage of all of stock options granted during the last financial year.

(2)

Of these securities, 60,000 were granted to a director who resigned on October 31, 2004.

The following table sets forth details of all exercises of stock options during the last financial year ended December 31, 2004, by directors who are not Named Executive Officers of the Company, as a group, and the financial year-end value of unexercised stock options on an aggregated basis:

Aggregated Option Exercises in Last Financial Year and Financial Year-End Option Values
of Directors Who are Not Named Executive Officers (as a group)

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)(1)	Unexercised Options at Financial Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Financial Year-End ($)(2) Exercisable/ Unexercisable
Directors who are not Named Executive Officers (7)	575,000 (3)	$427,600 (4)	1,342,500 / Nil (5)	$120,000 / Nil

(1)

Value using the closing price of common shares of the Company on the Exchange on the date of exercise, less the exercise price per share.

(2)

Value using the closing price of common shares of the Company on the Exchange on December 31, 2004, being the last trading day of the Company’s shares for the financial year, of $2.00 per share, less the exercise price per share.

(3)

Of these securities 230,000 common shares were acquired on exercise of options by a director who resigned from the Company on October 31, 2004.

(4)

Of this amount $160,950 relates to the aggregate value realized by a director who resigned from the Company on October 31, 2004.

(5)   Of the 1,342,500 options outstanding, 17,500 options are held by a director who resigned from the Company on October 31, 2004.

During the most recently completed financial year, except for the above-noted Stock Options, the directors of the Company did not receive compensation for services provided to the Company in their capacities as directors and/or consultants and/or experts.

STATEMENT OF CORPORATE GOVERNANCE PRACTICE

The Toronto Stock Exchange, on which the Company’s common shares are listed, has issued guidelines on corporate governance procedures for listed companies and requires full and complete annual disclosure of listed companies systems of corporate governance with reference to each of such guidelines (the “Guidelines”).  Where a company’s corporate governance system differs from the Guidelines, each difference and the reason for the difference is required to be disclosed.  The directors of the Company have considered the Guidelines and sought advice from the Company’s solicitors.  On September 5, 2002, the directors of the Company formed a Corporate Governance Committee consisting of three unrelated directors.  Mandates for the Corporate Governance Committee, the Audit Committee and the Compensation Committee as well as a draft Corporate Governance Policy were circulated to the directors on October 9, 2002.  Each of the mandates was formally approved by the board of directors on April 29, 2003.  On August 19, 2003, the board of directors approved a new audit committee charter (subsequently amended on March 31, 2005), which supercedes and replaces the audit committee mandate approved by the board of directors on April 29, 2003.

The Corporation’s approach to corporate governance in the context of the 14 specific Guidelines is set out in the attached Schedule “A”.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

At any time during the Company’s last completed financial year, no director, executive officer, employee, proposed management nominee for election as a director of the Company nor any associate of any such director, executive officer, or proposed management nominee of the Company or any former director, executive officer or employee of the Company or any of its subsidiaries is or has been indebted to the Company or any of its subsidiaries or is or has been indebted to another entity where such indebtedness is or has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries, other than routine indebtedness.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding compensation plans under which equity securities of the Company are authorized for issuance in effect as of the end of the Company’s most recently completed financial year:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved By Shareholders	3,268,628	$2.38	1,690,266
Equity Compensation Plans Not Approved By Shareholders	N/A	N/A	N/A
Total:	3,268,628	$2.38	1,690,266

The Company’s current stock option plan (the “Plan”), as approved by the shareholders on June 10, 2004 and by the Exchange on July 14, 2004, reserves a maximum of 5,441,394 common shares (representing approximately 9.9% of the Company’s issued and outstanding share capital as at April 25, 2005) for issuance upon option exercise.

The purpose of the Plan is to allow the Company to grant options to directors, officers, employees and consultants, as an incentive to dedicate their efforts to advance the success of the Company.  The granting of options is intended to align the interests of such persons with that of the shareholders.  The Plan contains the following terms and conditions:

1.

options held by individuals who are no longer associated with the Company are subject to an accelerated expiry term (the “Accelerated Term”).  The Accelerated Term requires that options held by individuals who resign or are terminated from the Company expire on the earlier of:  (i) the original expiry term; or (ii) 30 days from the date of resignation or termination;

2.

options may only be granted to Eligible Persons, such Eligible Persons being any director, officer, employee or consultant of the Company or any of the Company’s associated, affiliated, controlled and subsidiary companies;

3.

the maximum number of shares that may be reserved for option grant to any one individual may not exceed 5% of the common shares outstanding on the date of grant;

4.

the maximum number of shares that may be reserved for issuance to insiders of the Company may not exceed 10% of the common shares outstanding on the date of grant;

5.

the maximum number of shares that may be issued to insiders, as a group, within a one year period may not exceed 10% of the common shares outstanding on the date of issuance and the maximum number of shares that may be issued to an individual insider within a one year period may not exceed 5% of the common shares outstanding on the date of issuance;

6.

the exercise period of any option grant will not exceed 10 years from the date of grant;

7.

the exercise price of any options granted will not be less than:

(a)

the closing price of the Company’s common shares on the most senior stock exchange on which the Company’s common shares trade immediately preceding the date of grant; and

(b)

such lesser amount as is permissible under applicable legislation or the rules and regulations of the stock exchanges on which the Company’s common shares are listed for trading; and

8.

the board of directors is authorized to amend, suspend or terminate the Plan in accordance with applicable legislation and subject to any required approval and may also amend or modify any outstanding option in any manner to the extent that the board of directors would have had authority to initially grant such option subject to consent of the affected participants, prior approval of the relevant stock exchanges and, if applicable, disinterested shareholder approval.

CORPORATE CEASE TRADE ORDERS OR BANKRUPTCIES

Jonathan Arn Rubenstein was a director of Primero Industries Inc. (“Primero”) in 1998 when Primero made a voluntary assignment into bankruptcy as a result of events which occurred prior to Mr. Rubenstein becoming a director.

J. Michael Kenyon was a director of Crown Resource Corp (“Crown”) until November 2001.  Crown’s listing price fell below TSX listing requirements and Crown was de-listed from the TSX as of August 13, 2001.  Crown has been in default since August 27, 2001 on certain debentures and has entered into an arrangement with the debenture holders to restructure the terms of said debentures.  Crown has indicated that there is no assurance that it will be able to restructure the debentures and may seek protection under US federal bankruptcy laws to file a plan of reorganization and complete the restructuring plan.

Other than as stated above, none of the directors or any proposed management nominee for election as a director of the Company is, or during the ten years preceding the date of this Information Circular has been, a director or officer of any company that, while the person was acting in that capacity:

(a)

was the subject of a cease trade order or similar order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(b)

was subject to an event that resulted, after the director or proposed management nominee ceased to be a director or officer of the relevant company, in the relevant company being the subject of a cease trade order or similar order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(c)

within a year of the director or proposed management nominee ceasing to be a director or officer of the relevant company, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement, or compromise with creditors, or had a receiver, receiver manager, or trustee appointed to hold its assets.

PERSONAL BANKRUPTCIES

During the ten years preceding the date of this Information Circular, no director or proposed management nominee for election as a director of the Company has been declared bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth in this Information Circular and other than transactions carried out in the ordinary course of business of the Company or any of its subsidiaries, none of the directors or executive officers of the Company, a director or executive officer of a person or company that is itself an informed person or subsidiary of the Company, nor any shareholder beneficially owning, directly or indirectly, common shares of the Company, or exercising control or direction over common shares of the Company, or a combination of both, carrying more than 10% of the voting rights attached to the outstanding shares of the Company nor an associate or affiliate of any of the foregoing persons has since January 1, 2004 (being the commencement of the Company’s last completed financial year) any material interest, direct or indirect, in any transactions which materially affected or would materially affect the Company or any of its subsidiaries.

APPOINTMENT OF AUDITORS

Unless such authority is withheld, the persons named in the accompanying proxy intend to vote for the reappointment of Ernst & Young, Chartered Accountants as auditors of the Company.  Ernst & Young were first appointed auditors of the Company in June, 1983.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Other than as set forth in this Information Circular, no person who has been a director or executive officer of the Company at any time since the beginning of the last financial year, nor any proposed nominee for election as a director of the Company, nor any associate or affiliate of any of the foregoing, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon other than the election of directors or the appointment of auditors.

PARTICULARS OF MATTERS TO BE ACTED UPON

Fixing of Directors’ Terms of Office

The management of the Company asks the shareholders to pass ordinary resolutions to fix the terms of office for directors elected for three years.  The purpose of the proposed ordinary resolution is to firmly establish the current board of directors.

The following terms for the directors are proposed:

(a)

Walter Segsworth for a term of 3 years of office from the date of the Annual General Meeting; and

(b)

Richard Colterjohn for a term of 3 years of office from the date of the Annual General Meeting.

Shareholders of the Company who do not want longer than one year terms of office for the Company’s directors can vote against the proposed ordinary resolutions fixing the terms of office of the directors.  Such shareholders can vote for the election of the nominees notwithstanding their vote against such longer terms of office.  In the event that the ordinary resolutions are defeated then, nevertheless, any nominees who receive sufficient votes for their election will be elected but, only until the next Annual General Meeting.

CURRENT ANNUAL INFORMATION FORM (“AIF”)

Upon request to the Secretary of the Company, the following documents will be sent to a shareholder without charge:

The Company’s current AIF, together with one copy of any document, or the pertinent pages of any document, incorporated by reference in the current AIF.

The Company’s most recently filed comparative annual financial statements, together with the accompanying report of the auditor, and any interim financial statements of the issuer that have been filed for any period after the end of its most recently completed financial year.

The Company’s information circular for its most recent annual meeting of shareholders that involved the election of directors or any annual filing prepared instead of that information circular, as appropriate.

ANY OTHER MATTERS

Management of the Company knows of no matters to come before the meeting other than those referred to in the Notice of Meeting accompanying this Information Circular.  However, if any other matters properly come before the meeting, it is the intention of the persons named in the form of proxy accompanying this Information Circular to vote the same in accordance with their best judgment of such matters.

ADDITIONAL INFORMATION

Additional information regarding the Company and its business activities is available on the SEDAR website located at www.sedar.com “Company Profiles – Cumberland Resources Ltd.” or at the Company’s website located at www.cumberlandresources.com.  The Company’s financial information is provided in the Company’s audited comparative financial statements and related management discussion and analysis for its most recently completed financial year and may be viewed on the SEDAR website at the location noted above.  Shareholders of the Company may request copies of the Company’s financial statements and related management discussion and analysis by contacting Michael L. Carroll, Chief Financial Officer, at Suite 950 – 505 Burrard Street, Vancouver, BC  V7X 1M4 (Phone:  (604) 608-2557).

SCHEDULE  “A”

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Compliance with the Guidelines

To enhance disclosure to the shareholders, the Company’s corporate governance practices in relation to the Guidelines are specifically set out below.

1.

The board should explicitly assume responsibility for stewardship of the Company.

The Corporate Governance Committee is responsible for overseeing senior management of the Company.  The board of directors is responsible for the conduct of the Company’s affairs generally.

As part of the overall stewardship of the Company, the directors should assume responsibility for:

(a)

adoption of a strategic planning process

In keeping with its mandate, the Corporate Governance Committee has developed a strategic plan for the Company.  The board of directors is responsible for reviewing and approving the Company’s operating plans and budgets as presented by management.

(b)

identification of principal risks and implementation of appropriate systems to manage those risks

The Corporate Governance Committee is responsible for identifying the principal risks of the Company’s business and for ensuring these risks are effectively monitored and mitigated to the extent practicable.

(c)

succession planning, including appointing, training and monitoring management

Succession planning, including the recruitment, supervision, compensation and performance assessment of the Company’s senior management personnel also falls within the scope of the Corporate Governance Committee’s responsibilities.

(d)

a communications policy

The Corporate Governance Committee is responsible for ensuring effective communications by the Company with its shareholders and the public and for ensuring that the Company adheres to all regulatory requirements with respect to the timeliness and content of its disclosure.

(e)

the integrity of internal control and management information systems

In keeping with its overall responsibility for the stewardship of the Company, the Audit Committee is responsible for the integrity of the Company’s internal control and management information systems.

2.

The board should be constituted with a majority of individuals who qualify as unrelated directors. An unrelated director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the Company.

Six of the Company’s seven directors are unrelated.  Mr. Segsworth is the Chairman but does not perform managerial functions.   Mr. Aronowicz has a large shareholding in the Company but is not a “significant shareholder” under the Guidelines.

3.

The board is required to disclose on an annual basis whether the board has a majority of unrelated directors and the analysis of the application of the principles of supporting this conclusion.

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The board consists of a majority of unrelated directors for the purposes of the Guidelines. Of the seven individuals on the Board, the only related director is Mr. Kerry Curtis, who is the CEO and President of the Company.  Each of the remaining seven directors is free of any interest (other than shareholding), business or other relationship which could, or could reasonably be perceived to, materially interfere with his ability to act with a view to the best interests of the Company.

4.

The board should appoint a committee, the majority of whom are unrelated directors, with responsibility for proposing new nominees to the board and assessing directors.

The Corporate Governance Committee has the mandate for proposing new nominees to the board and assessing new directors.  The Corporate Governance Committee has determined that seven directors is an appropriate number for the Company at present.

5.

Every board should implement a process for assessing the effectiveness of the board as a whole, the board’s committees and individual directors.

The Corporate Governance Committee has the mandate to assess the effectiveness of the board as a whole and its committees and individual directors.

6.

Every company should provide an orientation and education program for new recruits to the board.

The Company has prepared a manual of advice to, and key corporate documents and information for, all of its directors.

7.

Every board should examine its size and, where appropriate, undertake a program to reduce the number of directors.

The Corporate Governance Committee has determined that seven directors is appropriate for the Company at present.

8.

The board should review the compensation of directors to ensure it adequately reflects the responsibilities and risks involved in being an effective director.

Members of the board are not compensated for acting as such other than through incentive stock options pursuant to the policies of The Toronto Stock Exchange and the Company’s stock option plan.  Members of the board who occasionally perform professional services for the Company do so on an ad hoc and per diem basis.  At present, the board is satisfied that the current arrangements adequately reflect the responsibilities and risks involved in being an effective director of the Company.

9.

Committees of the board should generally be composed of outside directors, a majority of whom are unrelated directors.

Committees of the board consist of an Audit Committee, a Corporate Governance Committee and a Compensation Committee, all of the members of which are outside and unrelated directors.

The Audit Committee

The Audit Committee consists of three outside and unrelated directors, Messrs. Aronowicz, Colterjohn and Rubenstein.  Mr. Colterjohn acts as Chairman of the Audit Committee.  All members of the Audit Committee are financially literate and at least one member, Mr. Colterjohn, is considered to be a financial expert.

The role of the Audit Committee is to assist the board in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community and others relating to:  (i) the integrity of the Company’s financial statements; (ii) the financial reporting process; (iii) the systems of internal

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accounting and financial controls; (iv) the performance of the Company’s internal audit function and independent auditors; (v) the independent auditor’s qualifications and independence; and (vi) the Company’s compliance with ethics policies and legal and regulatory requirements.

The principal responsibilities of the Audit Committee include reviewing annual and quarterly financial statements, ensuring that internal controls over accounting and financial systems are maintained and that accurate financial information is disseminated to shareholders, reviewing the results of internal and external audits and any change in accounting procedures or policies, evaluating the performance of the Company’s auditors, pre-approving all audit and non-audit services provided by the auditors and establishing the remuneration of the auditors.

The Compensation Committee

The Compensation Committee consists of two unrelated and outside directors, Messrs Aronowicz and Segsworth.  The role of the Compensation Committee is primarily to administer the Company’s Employees’ and Directors’ Equity Incentive Plan and to determine the remuneration of executive officers.

The Corporate Governance Committee

The Corporate Governance Committee consists of three unrelated and outside directors, Messrs. Kenyon, Segsworth and Rubenstein.  The role of the Corporate Governance Committee includes overseeing and making recommendations to the board of directors on developing the Company’s approach to corporate governance issues, proposing to the board of directors new nominees to the board of directors and assessing directors and management on an ongoing basis.

10.

Every board should expressly assume responsibility for, or assign to a committee, the general responsibility for, developing the Company’s approach to governance issues.

The Corporate Governance Committee is responsible for developing and implementing the Company’s approach to governance issues.

11.

The board, together with the CEO, should develop position descriptions for the board and for the CEO, involving the definition of the limits to management’s responsibilities. In addition, the board should approve or develop the corporate objective which the CEO is responsible for meeting.

The board and the CEO have not, to date, developed formal, documented position descriptions for the Board and the CEO defining the limits of management’s responsibilities.  The board is currently of the view that the respective corporate governance roles of the board and management, as represented by the CEO, are clear and that the limits to management’s responsibility and authority are reasonably well-defined.

The Corporate Governance Committee is responsible for and has developed a long-term strategic plan for the Company.  The board is responsible for approving annual operating plans recommended by management.  Board consideration and approval is also required for all material contracts and business transactions and all debt and equity financing proposals.  A policy respecting authorizations for spending limits has been prepared for the Company.  The Corporate Governance Committee is responsible for senior executive recruitment and the Compensation Committee is responsible for senior executive compensation.

The board delegates to management, through the CEO, responsibility for meeting defined corporate objectives, implementing approved strategic and operating plans, carrying on the Company’s business in the ordinary course, managing the Company’s cash flow, evaluating new business opportunities, recruiting staff and complying with applicable regulatory requirements.  The board also looks to the Corporate Governance Committee to furnish recommendations respecting corporate objectives and long-term strategic plans and to management with respect to annual operating plans.

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12.

Every board should have in place appropriate structures and procedures to ensure that the board can function independently of management.

The board believes the Company is well served and the independence of the board from management is not compromised.  The board does not, and does not consider it necessary under the circumstances, to have any formal structures or procedures in place to ensure that the board can function independently of management.  The board believes that its current composition, in which only one of seven directors is a member of management, is sufficient to ensure that the board can function independently of management.

13.

The audit committee of every board of directors should be composed of only outside directors.  The roles and responsibilities of the audit committee should be specifically defined.

All members of the Audit Committee are unrelated, outside directors.  The role of the Audit Committee is described in Item 9 above.

14.

The board of directors should implement a system which enables an individual director to engage an outside advisor at the expense of the Company.

Each member of the board understands that he is entitled to seek the advice of an independent expert at the expense of the Company if he considers it warranted under the circumstances.